Exhibit 99.1

Press Release & Investor Call

Acorn’s 2024 Net Income Rises to $2.51 Per Share, Including $1.77 Per Share in Deferred Income Tax Benefit, vs. $0.05 Per Share in 2023, on 36% Revenue Increase;

Announces Plan to Pursue Uplisting to Nasdaq Capital Market

Investor Call Today at 11am ET

Wilmington, DE – March 6, 2025 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control IoT solutions for backup power generators, gas pipelines, air compressors and other mission critical assets, announced results for its fourth quarter (Q4’24) and full-year periods ended December 31, 2024, which included a $4.4M non-cash benefit for deferred income taxes. Acorn also announced that it plans to pursue an uplisting to the Nasdaq Capital Market in the first half of this year. Acorn will hold an investor call today at 11am ET (details below).

Summary Financial Results (1)

($ in thousands)	Q4’24	Q4’23	% Change	2024	2023	% Change
Monitoring revenue	$1,203	$1,090	+10.4%	$4,553	$4,262	+6.8%
Hardware revenue	$2,326	$1,160	+100.5%	$6,433	$3,797	+69.4%
Total revenue	$3,529	$2,250	+56.8%	$10,986	$8,059	+36.3%
Gross margin	72.4%	73.2%	-80 bps	72.8%	74.5%	-170 bps
Net income to stockholders (2)	$5,233	$84	nm (3)	$6,294	$119	nm (3)
Net income per diluted share (2)	$2.08	$0.03	nm (3)	$2.51	$0.05	nm (3)

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrixTM, LLC.

(2) Includes $4.4M deferred income tax benefit or $1.77 per diluted share for Q4’24 and 2024.

(3) The percentage change is not meaningful because net income in the prior-year periods was near zero.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “I’m very proud of the revenue, net income and cash generation growth our team achieved in 2024. Net income, including the deferred income tax benefit of $4.4M, rose to $6.3M, or $2.51 per diluted share, in 2024, building on our achievement of modest profitability in 2023. Acorn’s strong performance and outlook for ongoing profitability required the partial release of the valuation allowance against our deferred tax assets, resulting in the $4.4M non-cash benefit. This valuation benefit represents roughly 28% of our $15.9M in deferred tax assets, with $11.4M remaining in valuation allowance.

“We have built a very compelling business model with high margin, annually recurring monitoring revenue, monitoring hardware sales and a blended gross margin of over 70%. We have also been able to manage our cost structure so that over 50% of 2024 incremental revenue contributed directly to our pre-tax profit in 2024. From a balance sheet and cashflow perspective, we grew our cash position over 60% to $2.3M in 2024 from $1.5M in 2023, and working capital improved to $1.1M in 2024 from ($0.6M) in 2023, with no debt outstanding. Importantly, Acorn’s stockholders’ equity now exceeds $5M, meeting a critical metric that will let us pursue an uplisting to the Nasdaq Capital Market in the first half of this year.

“Q4’24 and full-year 2024 operating results benefited from revenues relating to a material contract with a leading cell phone provider. The contract value, initially estimated at approximately $5M, represents monitoring equipment and the first year of monitoring services for 5,000 to 10,000 cell tower generators in the U.S. The rollout is progressing well and we expect the pace of hardware shipments to accelerate in the next few quarters, enabling us to complete the statement of work in 2025.

“This is a transformational contract as our selection through a competitive bidding process demonstrates the strength of our technology, team, capabilities and customer service commitment. We are working very hard on the rollout and execution and hope our efforts position us for future opportunities with this customer as well as others with substantial remote monitoring needs.

“We see several factors that should increase commercial and consumer demand for backup power generation and our industry-leading solutions in the coming years. These factors include:

●	Increasing frequency of severe weather events disrupting electricity access for days, weeks or months,
●	Aging grid infrastructure and growing peak demand strains which should support backup power deployments and demand response capabilities,
●	Growing energy demand due to the expansion of cloud computing, e-commerce, quantum computing and artificial intelligence, all of which require uninterrupted power access,
●	Expanding demand for operational data to drive efficiency and regulatory compliance in commercial operation; and
●	Increasing mission-critical power needs in healthcare, food storage, security, defense, infrastructure, etc.

“While we are pursuing new revenue opportunities through our nationwide network of approximately 600 generator dealers, our internal sales team is focused on large enterprise accounts. We are also working to develop strategic relationships with power generator and other industrial equipment manufacturers and through our ongoing search to identify strong, complementary, and accretive merger and acquisition opportunities.

“In summary, we believe Acorn is very well positioned to achieve long-term growth and improving profitability. We deliver valuable, high ROI solutions that enable customers to meet their personal, operational, financial and environmental goals. We have industry-leading engineering, product development and customer service teams and an efficient cost structure that provides significant operating leverage on incremental revenue. Because of our lean operating structure, we are agile and are able to respond to customer requests such as customized reporting and additional data visibility in a time-efficient manner. Given these factors and continued strength expected in the coming year, we should be positioned to exceed our long-term annual revenue growth target of 20% again in 2025.”

Financial Review

Q4’24 revenue rose 57% to $3,529,000 over Q4’23 revenue, due to a 101% increase in hardware revenue and a 10% increase in monitoring revenue. Hardware growth included $913,000 of TrueGuard generator monitor revenue related to the material contract with a leading cell phone provider, as well as to increased sales of new product versions. Excluding $913,000 realized under the material contract, hardware revenue grew 22% in Q4’24 vs. Q4’23. For the full year 2024, excluding $1,637,000 realized under the material contract, hardware revenue grew 26%.

Monitoring revenue, which is amortized over the term of the service period (typically one year), grew 10% in Q4’24 and 7% in the full year 2024, reflecting continued increases in the number of monitored end points.

Full year 2024 total revenue rose 36% to $10,986,000, due to the same factors described above for the quarterly improvement.

Driven by revenue growth, gross profit grew 55% to $2,556,000 in Q4’24 reflecting a gross margin of 72%, as compared to 73% in Q4’23. Gross profit grew 33% to $7,999,000 in 2024, reflecting a gross margin of 73% versus 75% in 2023. For both periods, the decrease in gross margin was primarily attributable to an increase in hardware sales, which carry a lower gross margin than monitoring services, as a percentage of total revenue.

Operating expenses increased 9% to $1,711,000 in Q4’24 vs. $1,570,000 in Q4’23, driven by an $88,000 increase in selling, general and administrative (SG&A) expense and a $53,000 increase in research and development (R&D) expense. The increase in SG&A expense is a result of increased personnel costs, including staff additions, promotions, merit increases and bonuses, third-party consulting and benefit costs. The increase in R&D expense is related to increases in wages, effective October 1, 2024, bonuses paid to our engineering personnel and the expenses and materials paid to third-party consultants in the continued development of next-generation monitoring products and exploration into potential new product lines.

2024 operating expenses increased only 2% or $132,000 to $6,062,000, as higher commissions, IT consulting and certain personnel expenses were offset by the consolidation and elimination of a vice president of sales position within the organization. For the corporate parent, higher professional, audit and legal fees were offset by the absence of non-recurring expenses incurred in 2023 related to a reverse stock split.

Acorn’s strong performance and outlook for ongoing profitability required the release of a valuation allowance against its deferred tax assets, resulting in a deferred income tax benefit of $4,435,000 recorded in Q4’24.

Reflecting revenue growth, operational improvements and the deferred income tax benefit, net income attributable to Acorn stockholders improved to $5,233,000, or $2.08 per diluted share, in Q4’24, from $84,000, or $0.03 per diluted share, in Q4’23. The deferred income tax benefit of $4,435,000 contributed $1.77 to the earnings per diluted share in Q4’24.

Net income attributable to Acorn stockholders improved to $6,294,000, or $2.51 per diluted share, in 2024, as compared to $119,000, or $0.05 per diluted share, in 2023. The deferred income tax benefit of $4,435,000 also contributed $1.77 to the earnings per diluted share for the full year 2024.

Liquidity and Cash Flow

Excluding deferred revenue of $3,521,000 and deferred cost of goods sold of $406,000, which have no impact on future cash flow, net working capital improved to $4,230,000 at December 31, 2024 from $2,654,000 at December 31, 2023. This included cash of $2,326,000 at year-end 2024 versus $1,449,000 at year-end 2023.

In 2024 Acorn generated $905,000 of cash from operating activities, used $56,000 for investments in technology and equipment, and received $28,000 from the exercise of stock options, for a net increase in cash of $877,000.

Investor Call Details

Date/Time:	Thursday, March 6th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. The Company’s plan to uplist to the Nasdaq Capital Market is subject to compliance by the Company with the listing requirements of the Nasdaq Stock Market. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years ended December 31,		Three months ended December 31,
	2024	2023	2024	2023

Revenue	$10,986	$8,059	$3,529	$2,250
COGS	2,987	2,055	973	602
Gross profit	7,999	6,004	2,556	1,648
Operating expenses:
Research and development expense (R&D)	1,012	875	314	261
Selling, general and administrative (SG&A) expense	5,050	5,055	1,397	1,309
Total operating expenses	6,062	5,930	1,711	1,570
Operating income	1,937	74	845	78
Interest income, net	73	64	20	18
Income before income taxes	2,010	138	865	96
Current state tax expense	(123)	(9)	(56)	(9)
Deferred income tax benefit	4,435	––	4,435	––
Net income	6,322	129	5,244	87
Non-controlling interest share of income	(28)	(10)	(11)	(3)
Net income attributable to Acorn Energy, Inc. stockholders:	$6,294	$119	$5,233	$84
Net income per share attributable to Acorn Energy, Inc. stockholders – basic	$2.53	$0.05	$2.10	$0.03
Net income per share attributable to Acorn Energy, Inc. stockholders – diluted	$2.51	$0.05	$2.08	$0.03
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic	2,487	2,484	2,489	2,485
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – diluted	2,512	2,503	2,513	2,532

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash	$2,326	$1,449
Accounts receivable, net	1,933	536
Inventory, net	436	962
Other current assets	288	280
State income tax receivable	10	—
Deferred cost of goods sold (COGS)	406	809
Total current assets	5,399	4,036
Property and equipment, net	505	570
Right-of-use assets, net	84	193
Deferred COGS	70	476
Other assets	103	174
Deferred tax assets	4,435	—
Total assets	$10,596	$5,449

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$297	$288
Accrued expenses	290	132
Deferred revenue	3,521	4,034
Current operating lease liabilities	98	123
Other current liabilities	59	30
State income tax payable	19	—
Total current liabilities	4,284	4,607
Long-term liabilities:
Deferred revenue	712	1,550
Noncurrent operating lease liabilities	—	98
Other long-term liabilities	24	20
Total liabilities	5,020	6,275
Commitments and contingencies
Equity (deficit): Acorn Energy, Inc. stockholders
Common stock – $0.01 par value per share; Authorized – 42,000,000 shares; issued – 2,541,308 and 2,534,969 shares at December 31, 2024 and 2023, respectively; outstanding – 2,491,130 and 2,484,791 at December 31, 2024 and 2023, respectively	25	25
Additional paid-in capital	103,405	103,321
Accumulated stockholders’ deficit	(94,854)	(101,148)
Treasury stock, at cost – 50,178 shares at December 31, 2024 and December 31, 2023	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity (deficit)	5,540	(838)
Non-controlling interests	36	12
Total equity (deficit)	5,576	(826)
Total liabilities and equity (deficit)	$10,596	$5,449

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,
	2024	2023
Cash flows provided by operating activities:
Net income	$6,322	$129
Depreciation and amortization	121	161
Decrease in the provision for credit losses	(6)	—
Impairment of inventory	12	8
Non-cash lease expense	129	128
Deferred income tax benefit	(4,435)	—
Stock-based compensation	56	55
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,391)	61
Decrease (increase) in inventory	514	(181)
Decrease in deferred COGS	809	409
Decrease in other current assets and other assets	63	49
Increase in state income tax receivable	(10)	—
Decrease in deferred revenue	(1,351)	(587)
Decrease in operating lease liability	(143)	(138)
Increase in state income tax payable	19	—
Increase (decrease) in accounts payable, accrued expenses, other current liabilities and non-current liabilities	196	(22)
Net cash provided by operating activities	905	72

Cash flows used in investing activities:
Investments in technology	(48)	(76)
Equipment purchases	(8)	(2)
Net cash used in investing activities	(56)	(78)

Cash flows provided by financing activities:
Warrant exercise proceeds	—	5
Stock option exercise proceeds	28	—
Net cash provided by financing activities	28	5

Net increase (decrease) in cash	877	(1)
Cash at the beginning of the year	1,449	1,450
Cash at the end of the year	$2,326	$1,449

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1	$3
Income taxes	$108	$—

Non-cash investing and financing activities:

Accrued preferred dividends to former CEO of OmniMetrix	$4	$4